Exhibit 6.1

AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale (“Agreement”) dated November 23, 2020 (the “Effective Date”), by and among MY RACEHORSE CA LLC., a Nevada limited liability company, whose principal address is 250 W. First St., Ste. 256, Claremont, California 91711 (hereinafter referred to as “Purchaser”); EXPERIENTIAL SQUARED, INC., a Delaware corporation, whose principal address is 250 W. First St., Ste. 256, Claremont, California 91711 (hereinafter referred to as “Guarantor”); and SPENDTHRIFT FARM, LLC, a Kentucky limited liability company, whose principal address is 884 Iron Works Pikes, Lexington, Kentucky 40511 (hereinafter referred to as “Seller”).

W I T N E S S E T H:

WHEREAS, the Purchaser, Guarantor, and Seller are parties to that certain Agreement of Purchase, Sale, and Co-Ownership, dated as of September 30, 2019 (the “September Agreement”), whereby Seller sold to Purchaser a 51% interest in a 2018 colt named, Solar Strike (f.k.a. Sunny 18) by TAPIT out of SUNNY, by DIXIELAND BAND (the “Horse”);

WHEREAS, in connection with the September Agreement, the Purchaser and Seller are parties to that certain Equine Co-Ownership and Acquisition Agreement, dated as of September 30, 2019 (the “September Co-Ownership Agreement”), where such agreement is attached as Exhibit B and incorporated by reference in the September Agreement;

WHEREAS, the Purchaser, Guarantor, and Seller are also parties to that certain Agreement of Purchase, Sale, and Co-Ownership, dated as of March 25, 2020 (the “March Agreement”, and collectively with the September Agreement, the “Purchase Agreements”), whereby Seller sold an additional 9% interest in the Horse to Purchaser;

WHEREAS, in connection with the March Agreement, the Purchaser and Seller are parties to that certain Equine Co-Ownership and Acquisition Agreement, dated as of March 25, 2020 (the “March Co-Ownership Agreement”, and collectively with the September Co-Ownership Agreement, the “Co-Ownership Agreements”), where such agreement is attached as Exhibit B and incorporated by reference in the March Agreement;

WHEREAS, as a result of the Purchase Agreements, Seller owns an undivided forty percent (40%) interest in the Horse (the “Remaining Interest”);

WHEREAS, Seller is offering and desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Remaining Interest in the Horse upon the terms and conditions set forth herein;

WHEREAS, upon the sale of the Remaining Interest in the Horse to Purchaser, Seller shall no longer own any interest in the Horse;

WHEREAS, Seller and Purchaser wish to further set out their agreement regarding the continued racing and management of the Horse upon the terms and conditions set forth herein;

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NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.       Purchase of Remaining Interest. Seller does hereby sell, convey, transfer, set over and assign to Purchaser, and Purchaser does hereby purchase from Seller a forty percent (40%) interest in and to the Horse upon the terms and conditions contained herein, and specifically the conditions precedent set forth in Paragraph 2, below.

2.       Purchase Price and Payment. Purchaser shall pay to Seller at the closing, set forth below, a purchase price of One Dollar (USD $1.00) (the “Purchase Price”) for the forty percent (40%) interest in and to the Horse, plus six percent (6%) Kentucky sales tax of Six Cents (USD $0.06) for a total sum of One Dollar and Six Cents (USD $1.06)(the “Full Purchase Price”). Purchaser shall deliver to Seller payment in full of the Purchase Price in immediately available funds by the date of the closing (as applicable, the “Payment Due Date”), which such payment of the Full Purchase Price on the Closing Date is hereby guaranteed by Guarantor to the extent of the Full Purchase Price. This guaranty is a guaranty of payment, not of collection, and the Guarantor therefore agrees that Seller shall not be obligated prior to or as a condition to seeking recourse against or receiving payment from Guarantor, to take any steps whatsoever to collect from Purchaser or to file a claim of any kind against Purchaser, or in any other respect exercise any diligence whatever in collecting or attempting to collect any of the Full Purchase Price by any means. The liability of Guarantor for payment of the Full Purchase Price shall be absolute and unconditional, and nothing whatever except actual full payment to Seller of the Full Purchase Price guaranteed by Guarantor hereunder shall operate to discharge Guarantor’s liability.

3.       Risk of Loss. Purchaser assumes all risk of loss with respect to the death and use of the Horse with respect to the Remaining Interest purchased from Seller upon the date of closing.

4.       Title. Title to the forty percent (40%) interest in the Horse shall pass from Seller to Purchaser upon the payment of the Full Purchase Price to Seller.

5.       Delivery of Possession. Possession to the Horse shall be delivered to Purchaser upon the date of Closing.

6.       Sales and Use Taxes. Any sales and/or use taxes (other than income taxes) as assessed by any jurisdiction(s) of the United States of America or elsewhere which are or may become due as a result of the sale of the Remaining Interest in the Horse from Seller to Purchaser, as set forth above (collectively, the “Sales Tax”), shall be the responsibility of the Purchaser of the Remaining Interest, and Purchaser hereby indemnifies Seller against any such sales and/or use taxes that become due including any interest, penalties respecting the sale of the Remaining Interest.

7.       Warranties and Representations of Seller. As of both the date hereof and the Closing Date, Seller warrants and represents that:

(i)       the Horse is and shall be at the time of both the delivery of possession and transfer of title to the Remaining Interest being conveyed to Purchaser, free and clear of all liens, claims, charges, pledges, leases, options, hypothecations, security or other interests or encumbrances on, against or in connection with the Remaining Interest sold to Purchaser in the Horse including, but not limited to, agister’s liens, veterinarian’s liens, etc., with the exception of current invoices not yet due which shall be Seller’s responsibility as applicable to date prior to Closing.

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(ii)       Seller is the sole owner of an undivided forty percent (40%) interest of the Horse and has good and perfect title and right to sell and transfer the Remaining Interest as set forth herein.

(iii)       This Agreement has been duly and validly executed and delivered by Seller, and is a valid and binding obligation of Seller, enforceable in accordance with its respective terms and condition except as enforceability is limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditor’s rights generally.

8.       Warranties and Representations of Purchaser. Purchaser acknowledges that it has conducted all tests and veterinarian examinations of the Horse, it desires, and that except as herein set forth, understands that Seller makes NO WARRANTY OR REPRESENTATION OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE HEALTH AND CONDITION OF THE HORSE, AND SPECIFICALLY, BUT NOT ALL INCLUSIVELY, THAT THERE IS NO EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY FOR RACING OF THE HORSE, ABILITY OR SOUNDNESS FOR RACING, BREEDING OR FERTILITY, AND PURCHASER AGREES TO ACCEPT DELIVERY OF THE HORSE “AS IS” AS OF THE DATE OF DELIVERY OF TITLE OF THE INTEREST BEING PURCHASED HEREIN.

9.       Commissions. Neither party has employed any agent, broker or finder in connection with the transactions contemplated by this Agreement. Nor has any third party, including but not limited to any representative or agent of the other party to this transaction, been paid anything of value in connection with such sale transaction. Each party shall indemnify, defend and hold the other party harmless from any and all claims or losses relating to agency fees, brokerage fees, attorney fees, expenses, commission or finder’s fees owed or claimed to be owed to any agent, broker or finder engaged or claimed to be engaged by that party.

10.        Closing and Purchaser’s Delivery. Closing shall take place at the offices of Wyatt, Tarrant & Combs, 250 West Main Street, Lexington, Kentucky, within ten (10) days. (“Closing”) and provided the Horse is located at Silver Springs Training Center, Lexington, Kentucky, at which time Purchaser shall deliver the following to Seller:

(A)	The Full Purchase Price whose sum is One Dollar and Six Cents (USD $1.06), including an amount equal to the aggregate state and local Sales Tax shall be paid by Purchaser to Seller in immediate available funds; which shall be due and payable by the Payment Due Date and unconditionally guaranteed by Guarantor;

(B)	An executed bill of sale in the same form as Exhibit A, attached hereto; and

(C)	Such other documents or instruments as Seller may reasonably require.

11.       Seller’s Delivery. Seller shall, in addition to having delivered possession of the Horse as set forth above, deliver the following documents to Purchaser at the Closing.

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(A)	A true copy of The Jockey Club Certificate of Registration for the Horse endorsed to memorialize the transfer of ownership of a forty percent (40%) interest in the Horse to Purchaser;

(B)	An executed bill of sale in the same form as Exhibit A attached hereto; and

(C)	Such other documents or instruments as Purchaser may reasonably require.

12.       Prior Co-Ownership Agreements. As of the Closing Date when title to the Remaining Interest in the Horse passes from Seller to Purchaser, Purchaser shall become the sole owner of the Horse.

As a result, the parties acknowledge and agree that as of the Effective Date, neither of the parties shall have any further rights, duties, and obligations owed to the other party under each of the Co-Ownership Agreements, and that each of the Co-Ownership Agreements shall be null and void and have no further force or effect between the parties.

13.       Time of Essence; Specific Performance. Time is of the essence to the performance of this Agreement. The parties agree that, in addition to any other rights the parties may have, each party shall have the right to specifically enforce the terms of this Agreement, it being agreed that damages for breach would be impossible to determine.

14.       Management. For the sake of clarity and for the avoidance of doubt, as of the Closing Date when title to the Remaining Interest in the Horse passes from Seller to Purchaser, Purchaser shall have the sole responsibility for the management of the racing of the Horse. All decisions of the racing of the Horse, including without limitation, decisions regarding the training and racing, shall be made by Purchaser. Purchaser agrees that as of the date of Closing and thereafter, Purchaser shall be solely responsible and liable for any and all expenses associated with the ownership of the Horse, and as of the date of Closing, Seller shall have no further responsibility or liability for any expenses for the Horse.

15.       Costs related to Breach. Failure of any party to abide by and perform any and all terms, covenants, conditions, and obligations of this Agreement shall constitute a default and shall, in addition to any other remedies provided by law or in equity, entitle the wronged party to reasonable attorney fees and legal costs related to such breach.

16.       Execution Counterparts. This Agreement may be executed in multiple counterparts and all such counterparts shall collectively constitute an original Agreement, which may be evidenced by any one counterpart. This Agreement may also be executed and delivered by facsimile transmission in lieu of original or machine generated or copied documents, provided that the original copy or copies of the Agreement signed by Seller shall be provided to Purchaser, and the original copy of the Agreement signed by Purchaser shall be provided to Seller’s Representative, both within ten (10) days after the signing.

17.       Notices. All notices, demands or other writings in this Agreement provided to be given, made or sent, or which may be given, made or sent by either party to the other shall be deemed to have been fully given or made or sent when made and sent by hand-delivery, telecopy or facsimile as follows:

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To Seller:	ATTN: NED TOFFEY
SPENDTHRIFT FARM, LLC
884 Iron Works Pike
Lexington, Kentucky 40511

To Purchaser:	ATTN:
MY RACEHORSE CA LLC

250 W. First St., Ste. 256
Claremont, California 91711

Telephone number: (909) 740-9175
Telecopier number: ___________________

To Guarantor:	ATTN:
EXPERIENTIAL SQUARED, INC.

250 W. First St., Ste. 256

Claremont, California 91711

Telephone number: (909) 740-9175

Telecopier number: ___________________

The address and/or facsimile number to which any notice, demand or any other writing may be given, made or sent to any parties hereinabove provided may be changed by written notice and given by such parties as above provided.

18.       Miscellaneous.

(A)       Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, officers, directors, employees, agents and assigns.

(B)       Entire Agreement. This Agreement, and the item(s) referred to herein and attached hereto, constitutes the entire agreement of the parties hereto with respect to the subject matter hereto. This Agreement supersedes any and all prior written or oral agreements and understandings.

(C)       Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(D)       Attorneys’ Fees and Expenses. In the event one party to this Agreement initiates a legal action to enforce or interpret this Agreement, or to litigate any dispute or claim between the parties, the prevailing party shall be entitled to reimbursement from the other party for the prevailing party’s reasonable attorneys’ fees and costs incurred in the legal action.

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(E)       Severability. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of the remainder of this Agreement as a whole or any other provision therein.

(F)       Nonexclusive Provisions. The provisions of this Agreement are cumulative and not exclusive of any and all rights or remedies which any party may have at law or in equity.

(G)       Governing Law. Except as otherwise provided herein to the contrary, this Agreement shall be governed by, construed and enforced in accordance with the laws (other than the law governing conflict of law questions) of the Commonwealth of Kentucky, United States of America. The federal courts in Lexington, Kentucky shall have the exclusive jurisdiction over any dispute between Purchaser, Guarantor and Seller. Purchaser, Guarantor and Seller each hereby consents to service of process, personal jurisdiction and venue in any court sitting in Fayette County, Kentucky.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER:

SPENDTHRIFT FARM, LLC

/s/ B. Wayne Hughes
By: B. WAYNE HUGHES

Its: _____________________

State of Kentucky

County of Fayette

Subscribed to before me, a notary public, by B. Wayne Hughes, personally known to me, on this the 24th day of November, 2020.

/s/ Cynthia M. Long

Notary Public for the State and County above

[Notary stamp here]

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PURCHASER

MY RACEHORSE CA LLC

By: /s/ Joe Mislak

Its: Operations Manager

State of Kentucky

County of Fayette

Subscribed to before me, a notary public, by _______________, personally known to me, on this the ____ day of November, 2020.

____________________________________

Notary Public for the State and County above

GUARANTOR:

EXPERIENTIAL SQUARED, INC.

By: /s/ Joe Mislak

Its: Operations Manager

State of Kentucky

County of Fayette

Subscribed to before me, a notary public, by ________________, personally known to me, on this the ____ day of November, 2020.

________________________________________

Notary Public for the State and County above

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EXHIBIT A

BILL OF SALE

In consideration of the sum of One Dollar (USD $1.00) as good and valuable consideration, the receipt of all of which is hereby acknowledged by SPENDTHRIFT FARM, LLC (“Spendthrift” or “Seller”), it does hereby bargain, sell, transfer, convey and assign unto MY RACEHORSE CA LLC (“My Racehorse” or “Purchaser”) a forty percent (40%) interest in and to the Thoroughbred colt, named Solar Strike (f.k.a. Sunny 18), a foal of 2018, by TAPIT out of SUNNY, by DIXIELAND BAND (the “Horse”), which SPENDTHRIFT FARM, LLC hereby warrants and represents to MY RACEHORSE CA LLC that it is the sole owner of the ownership interest being transferred herein, the title thereto is free and clear of all liens and encumbrances of whatsoever nature and kind, that it has good and perfect title and right to sell and transfer the interest in the Horse as herein done, and it will warrant and defend the title thereto as against the claims of all persons whatsoever.

Purchaser hereby agrees and acknowledges that SELLER MAKES NO WARRANTIES, EXCEPT AS STATED IN THE AGREEMENT OF PURCHASE AND SALE EITHER EXPRESS OR IMPLIED, AS TO THE HORSE, OR IN ANY EVENT, COVENANT, OCCURRENCE OR CONDITION INCLUDING, WITHOUT LIMITATION, THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE HORSE, SUITABILITY FOR RACING OF THE HORSE, ABILITY OR SOUNDNESS FOR RACING, BREEDING, FERTILITY, AND PURCHASER THEREFORE ACCEPTS THE HORSE “AS IS”.

IN WITNESS WHEREOF, Spendthrift and My Racehorse have hereunto set their hand individually or by their duly authorized agents effective as of the ____ day of November, 2020.

SELLER:	PURCHASER:

SPENDTHRIFT FARM, LLC	MY RACEHORSE CA LLC

By: /s/ B. Wayne Hughes	By: /s/ Joe Mislak
Its: ______________________	Its: Operations Manager

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